UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2015 (September 30, 2015)

Major League Football, Inc.
(Exact name of registrant as specified in its charter)

Delaware	00-51132	20-1568059
(State or other jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6230 University Parkway, Suite 301, Lakewood Ranch, FL	34240
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (774) 213-1995

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 30, 2015, the Company filed a Certificate of Designation of the Preferred Stock with the Secretary of State of the State of Delaware setting forth the rights, powers and preferences of the Company’s Series A Preferred Stock, which are as follows:

Number of Shares and Designations. 7,500,000 shares of the preferred stock of the Company are designated as Series A Preferred Stock.

Liquidation Preference. The Series A Preferred Stock has a liquidation preference to the Common Stock and upon the Company’s liquidation, each share of Series A Preferred Stock is entitled to receive the greater of (a) One Dollar ($1.00) per share plus any accrued and unpaid dividends or (b) an amount which the holders of Series A Preferred Stock would have received on an as-converted basis using the then applicable conversion price.

Conversion By Holders. Each share of Series A Preferred Stock, plus accrued or accumulated and unpaid dividends thereon, are convertible into the aggregate number of shares of Common stock as is determined by (i) multiplying the number of shares of Series A Preferred Stock to be converted by One Dollar ($1.00); (ii) adding to the result all accrued and accumulated and unpaid dividends on the shares of Series A Preferred Stock to be converted; and then (iii) dividing the result by the Conversion Price in effect immediately prior to the conversion. The conversion price (the "Conversion Price") is equal to 75% of the price of the Common Stock valued at the VWAP for the 15-day trading period ending immediately before the date of election of conversion. However, in no event shall the Conversion Price be less than $0.75 per share (the "Floor Price").

Conversion By Company. If at any time after April 30, 2016, the average closing or last sale price of the Company’s Common Stock for any consecutive ten (10) trading day period is less than $0.75 per share, at its sole election, the Company may convert all, but only all, of the outstanding shares of Series A Preferred Stock, along with the accrued or accumulated and unpaid dividends, into the aggregate number of shares of Common stock as is determined by (i) multiplying the number of shares of Series A Preferred Stock to be converted by One Dollar ($1.00); (ii) adding to the result all accrued and accumulated and unpaid dividends on such shares of Series A Preferred Stock to be converted; and then (iii) dividing the result by the Conversion Price in effect immediately prior to the conversion; except that for purposes of this paragraph only, the Floor Price limitation shall not apply to the Conversion Price calculation.

Automatic Conversion. If at any time after January 31, 2016, the average closing or last sale price of the Company’s Common Stock for any consecutive ten (10) trading day period exceeds $2.00 per share, each outstanding share of Series A Preferred Stock, along with the aggregate accrued or accumulated and unpaid dividends thereon, shall be automatically converted into Common Stock, into the aggregate number of shares of Common stock as is determined by (i) multiplying the number of shares of Series A Preferred Stock to be converted by One Dollar ($1.00), (ii) adding to the result all accrued and accumulated and unpaid dividends on such shares of Series A Preferred Stock to be converted, and then (ii) dividing the result by the Conversion Price in effect immediately prior to the conversion.

Dividends. Each share of Series A Preferred Stock shall be entitled to receive cumulative dividends in preference to any dividend on the Common Stock at the rate of Ten Cents ($.10) per year, payable semi-annually on the following fixed record dates: April 30 and October 31. Such dividends are payable, at the option of the Company, in cash or newly issued shares of the Company’s Common Stock or any combination thereof.

Voting Rights. Each holder of shares of Series A Preferred Stock shall be entitled, voting together with the Common Stock as a single class, to vote on all matters submitted to stockholders of the Company on the basis that each holder of shares of Series A Preferred Stock shall have that number of votes per share of Series A Preferred Stock equal to the number of shares of Common Stock into which such share of Series A Preferred Stock held by such holder could be converted on a one-for-one (1:1) basis on the date for determination of stockholders of record entitled to vote at the meeting or on the effective date of any applicable written consent.

The foregoing description of the Certificate of Designation does not purport to be complete and is qualified in its entirety by reference to the Certificate of Designation filed as Exhibit 3.1 and incorporated herein by reference.

Item 9.01

Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.

Description

3.1

Certificate of Designation and Terms of Series A Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAJOR LEAGUE FOOTBALL, INC.

By:	/s/Michael D. Queen
Michael D. Queen, Executive V.P.

Dated: October 6, 2015